Asset Purchase Agreement

by and among

Luxi Group, LLC,

Odimo Incorporated,

And

Ashford.com, Inc.

Dated as of April 6, 2007
ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of April 6, 2007, by and among Luxi Group, LLC, a New York limited liability company (the “Purchaser”), Odimo Incorporated (“Odimo”), a Delaware corporation, and Ashford.com, Inc., a Delaware corporation and wholly-owned subsidiary of Odimo, collectively referred to herein together with Odimo as the “Seller”). Certain capitalized terms used in this Agreement are defined on Appendix 1 hereto.

RECITALS

WHEREAS, Seller was engaged in several businesses, one of which consists of an online jewelry, diamond jewelry and watch retailing business at www.ashford.com (the “Business”);

WHEREAS, Purchaser desires to purchase from Seller and Seller desires to sell to Purchaser certain of the assets of, or related to, the Business on the terms and conditions set forth herein;

WHEREAS, concurrent with and as a condition to the execution of this Agreement Purchaser, Seller and the individuals and entities listed on Exhibit A will enter into confidentiality and non-competition agreements.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual representations, warranties, covenants and promises contained herein, the adequacy and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

ARTICLE 1. THE TRANSACTION

1.1 Purchased Assets. Subject to the terms and conditions of this Agreement, at the Closing, Seller hereby sells, transfers, conveys, assigns and delivers to Purchaser, and Purchaser hereby purchases from Seller, all of Seller’s right, title and interest in, to and under the assets, properties, goodwill and rights of Seller used in the conduct of the Business as set forth on Schedule 1.1 hereto (collectively, the “Purchased Assets”).

1.2 Excluded Assets. Other than as provided in Section 1.1, all other assets of Seller (the “Excluded Assets”) shall not be included in the Purchased Assets. The Excluded Assets shall include:

(a) Cash. Cash, cash equivalents, merchant deposits in transit, deposits with credit card companies and marketable securities;

(b) Accounts Receivable. Accounts receivable associated with sales and transactions entered into prior to the Closing Date.

(c) All Debt. Any intercompany or intracompany receivable cash balances between Seller and any of its Affiliates or between any of its Affiliates;

(d) Corporate Documents. Corporate seals, certificates of incorporation, minute books, stock transfer records, or other records related to the corporate organization of Seller;

(e) Insurance Policies. All insurance policies;

(f) Claims. All claims, choses-in-action, rights in action, rights to tender claims or demands to Seller’s insurance companies, rights to any insurance proceeds, and other similar claims; and

(g) Rights Under Certain Agreements. All rights under a Transaction Agreement.

1.3 Assumed Liabilities. Purchaser agrees that at the Closing, Purchaser shall assume those Liabilities of the Seller listed on Schedule 1.3 hereto (collectively, the “Assumed Liabilities”).

1.4 Retained Liabilities. Other than the Assumed Liabilities, Purchaser shall not assume and shall not be liable or responsible for any Liability of Seller, any direct or indirect subsidiary of Seller (each, a “Subsidiary”) or any Affiliate of Seller (collectively, the “Retained Liabilities”) whether arising before or after the Closing Date. Without limiting the foregoing, the Retained Liabilities shall include, and Purchaser shall not be obligated to assume, and does not assume, and hereby disclaims any of the following Liabilities of Seller, its Subsidiaries or its Affiliates:

(a) Any Liability attributable to any assets, properties or Contracts that are not included in the Purchased Assets;

(b) Any Liability for breaches of any Contract included in the Purchased Assets on or prior to the Closing Date or any Liability for payments or amounts due under any such Contract on or prior to the Closing Date;

(c) Any Liability to GSI Commerce, Inc. under the Asset Purchase Agreement by and between Seller and Ashford.com, Inc. dated December 6, 2002;

(d) Any Liability for Taxes attributable to or imposed upon Seller or its Affiliates for any period, or attributable to or imposed upon the Purchased Assets on or prior to the Closing Date, including any Transfer Taxes;

(e) Any Liability for or with respect to any loan, other indebtedness, or account payable, including any such Liabilities owed to Affiliates of Seller;

(f) Any Liability arising from accidents, occurrences, misconduct, negligence, breach of fiduciary duty or statements made or omitted to be made (including libelous or defamatory statements) on or prior to the Closing Date, whether or not covered by workers’ compensation or other forms of insurance;

(g) Any Liability arising as a result of any legal or equitable action or judicial or administrative proceeding initiated at any time, to the extent related to any action or omission on or prior to the Closing Date, including any Liability for (i) infringement or misappropriation of any Intellectual Property Rights or any other rights of any Person (including any right of privacy or publicity); or (ii) violations of any Legal Requirements (including federal and state securities laws);

(h) Any Liability incurred in connection with the making or performance of this Agreement and the Transaction;

(i) Any Liability incurred in connection with a violation of or arising under Environmental Laws or any other Legal Requirement;

(j) Any Liability for expenses and fees incurred by Seller incidental to the preparation of the Transaction Agreements, preparation or delivery of materials or information requested by Purchaser, and the consummation of the Transaction, including all broker, counsel and accounting fees and Transfer Taxes;

(k) Any Liability arising out of transactions, commitments, infringements, acts or omissions not in the ordinary course of business;

(l) Any Liability arising out of any Seller Benefit Plan or contract of insurance for employee group medical, dental or life insurance plans;

(m) Any Liability for making payments of any kind to employees and independent contractors (including as a result of the Transaction, the termination of an employee by Seller, or other claims arising out of the terms of employment with Seller) or with respect to payroll taxes;

(n) Any Legal Requirement applicable to Seller, the Purchased Assets or the Retained Liabilities on or prior to the Closing Date or any Liability for a violation of such a Legal Requirement;

(o) Any Liability to any stockholders of Seller;

(p) Any Liability for credit balances, credit memos and all other amounts due to dealers, distributors and customers;

(q) Any Liability related to or arising from the acquisition of the Business by Seller;

(r) Any Liability associated with the Federal CAN-SPAM Act or violations of Seller’s privacy policies associated with collection, retention, use, transfer or sale of customer information; or

(s) Any costs or expenses incurred in connection with shutting down, deinstalling and removing equipment not purchased by Purchaser.

ARTICLE 2. CONSIDERATION FOR TRANSFER

2.1 Purchase Price and Payment. Subject to the terms of this Agreement, as full consideration for the sale, assignment, transfer and delivery of the Purchased Assets and the execution and delivery of the Transaction Agreements by Seller to Purchaser, Purchaser is paying an aggregate purchase price of $400,000 (the “Purchased Assets Purchase Price”), which price includes the payment by Purchaser to Seller on March 23, 2007 of a deposit in the amount of $100,000 (the “Deposit Amount”), payable by wire transfer of immediately available U.S. funds to Seller of $300,000.

2.2 Allocation of Purchase Price. As soon as practicable after the Closing, Purchaser and Seller shall agree to the allocation of the Purchase Price, as adjusted pursuant to Section 2.1, among the various classes of Purchased Assets (as such classes are defined for the purposes of Section 1060 of the Code). All allocations made pursuant to this Section 2.2 shall be made in accordance with the requirements of Section 1060 of the Code. None of the parties shall take a position on any Tax Return (including IRS Form 8594), before any Tax Authority or in any judicial proceeding that is in any manner inconsistent with such allocation without the written consent of the other parties to this Agreement or unless specifically required pursuant to a determination by an applicable Tax Authority. The parties shall promptly advise each other of the existence of any tax audit, controversy or litigation related to any allocation hereunder.

ARTICLE 3. CLOSING AND CLOSING DELIVERIES

3.1 Closing; Time and Place. The closing of the purchase and sale provided for in this Agreement (the “Closing”) shall occur at the offices of Fish & Richardson P.C., Citigroup Center, 52nd Floor, 153 East 53rd Street, New York, New York 10022-4611, at 2:00 P.M. (the “Closing Time”) on the date of execution of this Agreement or at such other time or by such other manner, including, but not limited to, the execution of this Agreement and all accompanying documentation via facsimile, agreed to by the parties hereto (the “Closing Date”).

3.2 Deliveries by Seller. On the date hereof, Seller is (i) taking all reasonable steps necessary to place Purchaser in actual possession and operating control of the Business and the Purchased Assets and (ii) delivering the following items, duly executed by Seller as applicable, all of which shall be in a form and substance reasonably acceptable to Purchaser and Purchaser’s counsel:

(a) General Assignment and Bill of Sale. General Assignment and Bill of Sale covering all of the applicable Purchased Assets, substantially in the form attached hereto as Exhibit 3.2(a) (the “General Assignment and Bill of Sale”);

(b) Intellectual Property Assignment. Any and all documents necessary to properly record the assignment to Purchaser of all of Seller’s right, title and interest in and to the Seller Intellectual Property Rights, including the intellectual property assignment (the “Intellectual Property Assignment”) substantially in the form of Exhibit 3.2(b) attached hereto;

(c) Other Conveyance Instruments. Such other specific instruments of sale, transfer, conveyance and assignment as Purchaser may request;

(d) FIRPTA. A FIRPTA Notification Letter, substantially in the form attached hereto as Exhibit 3.2(d) (the “FIRPTA Notification Letter”);

(e) Request for Reconveyance of Deed of Trust; Payoff and Release Letters. Payoff and release letters from creditors of Seller, together with UCC-3 termination statements with respect to any financing statements filed against the Business or any of the Purchased Assets, terminating all Encumbrances (including Tax liens) on any of the Purchased Assets;

(f) Support Agreements. Support Agreements covering at least 50% of the outstanding  shares of capital stock of Seller, in substantially the form attached as Exhibit 3.2(f) (the “Support Agreements”).

(g) Officer’s Certificate. A Certificate executed on behalf of Seller by its Chief Executive Officer (the “Officer’s Certificate”), certifying that (i) all of the representations and warranties of Purchaser in this Agreement are true and correct in all material respects (considered collectively and individually) as of the date of this Agreement (or, to the extent such representations and warranties speak as of an earlier date, they shall be true and correct in all material respects as of such earlier date) and (ii) all of the representations and warranties of Seller in this Agreement that contain an express materiality qualification shall have been true and correct in all respects (considered collectively and individually) as of the date of this Agreement;

(h) Secretary’s Certificate. A certificate of the Secretary of the Seller (the “Secretary’s Certificate”) setting forth a copy of the resolutions adopted by the Board of Directors of Seller authorizing and approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

(i) Certificates of Good Standing. A certificate from the Secretary of State of each of Delaware, Florida and each other jurisdiction where the Business is conducted as to Seller’s good standing and payment of all applicable Taxes;

(j) Consents. All Consents required (i) for the transfer of the Business and the Purchased Assets; (ii) for the consummation of the Transaction; or (iii) to prevent a breach or termination of any Material Contract;

(k) Termination of Licenses. To the extent there are any licenses, Contracts or rights that grant any Subsidiary or Affiliate of the Seller the right to use the Seller Intellectual Property, such licenses, contracts and rights shall be terminated as of the Closing Date and Seller shall provide Purchaser executed copied of all termination agreements effecting such terminations; and

(l) Trademark Settlement. A copy of the proposed settlement agreement with Federated Department Stores regarding Seller’s use of the trademarks “ashford.com” and related logo in the form attached hereto as Exhibit 3.2(l) (the “Trademark Settlement Agreement”).

3.3 Deliveries by Purchaser. At the Closing, Purchaser shall cause a wire transfer to the Seller’s account, in the amount of the Purchase Price less the Deposit Amount.

ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF SELLER

Except as specifically set forth on Schedule 4 (the “Seller Disclosure Schedule”) attached to this Agreement (the parts of which are numbered to correspond to the individual Section numbers of this Article 4), Seller hereby represents and warrants (without limiting any other representations or warranties made by Seller in this Agreement or any other Transaction Agreement) to Purchaser as follows:

4.1 Organization, Good Standing, Qualification. The Seller Disclosure Schedule sets forth Seller’s jurisdiction of organization and each state or other jurisdiction in which Seller is qualified to do business. Seller (i) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (ii) is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its business (including the Business), the operation of its assets (including the Purchased Assets) or the ownership or leasing of its properties (including the Real Property and Personal Property) requires such qualification; and (iii) has full power and authority required to own, lease and operate its assets and to carry on its business (including the Business) as now being conducted and as presently proposed to be conducted.

4.2 Authority; Binding Nature of Agreements. Seller has all requisite power and authority to execute and deliver this Agreement and all other Transaction Agreements to which it is a party and to carry out the provisions of this Agreement and the other Transaction Agreements. The execution, delivery and performance by Seller of this Agreement and the other Transaction Agreements have been approved by all requisite action on the part of Seller. This Agreement has been duly and validly executed and delivered by Seller. Each of this Agreement and the other Transaction Agreements constitutes, or upon execution and delivery, will constitute, the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

4.3 No Conflicts; Required Consents. The execution, delivery and performance of this Agreement or any other Transaction Agreement by Seller do not and will not (with or without notice or lapse of time):

(a) conflict with, violate or result in any breach of (i) any of the provisions of Seller’s Certificate of Incorporation or bylaws; (ii) any resolutions adopted by the Board of Directors or stockholders of Seller; (iii) any of the terms or requirements of any Governmental Approval held by Seller or any of its employees or that otherwise relates to the Business or any of the Purchased Assets; or (iv) any provision of any Material Contract;

(b) give any Governmental Authority or other Person the right to (i) challenge the Transaction; (ii) exercise any remedy or obtain any relief under any Legal Requirement or any Order to which Seller, or any of the Purchased Assets, is subject; (iii) declare a default of, exercise any remedy under, accelerate the performance of, cancel, terminate, modify or receive any payment under any Material Contract; or (iv) revoke, suspend or modify any Governmental Approval;

(c) cause Seller or Purchaser to become subject to, or to become liable for the payment of, any Tax, or cause any of the Purchased Assets to be reassessed or revalued by any Tax Authority or other Governmental Authority;

(d) result in the imposition or creation of any Encumbrance upon or with respect to any of the Purchased Assets; or

(e) require Seller to obtain any Consent or make or deliver any filing or notice to a Governmental Authority or any other Person.

4.4 Subsidiaries. None of the Purchased Assets is owned by any Subsidiary of Seller or any other Entity and no portion of the Business is conducted by any Subsidiary of Seller or any other Entity.

4.5 Transactions with Affiliates. No Affiliate (a) owns, directly or indirectly, any debt, equity or other interest in any Entity with which Seller is affiliated, has a business relationship or competes other than Affiliates that own less than two percent (2%) of the issued and outstanding capital stock of a publicly-traded competitor of Seller; (b) is indebted to Seller, nor is Seller indebted (or committed to make loans or extend or guarantee credit) to any Affiliate other than with respect to any of Seller’s obligations to pay accrued salaries, reimbursable expenses or other standard employee benefits; (c) has any direct or indirect interest in any asset (including the Purchased Assets), property or other right used in the conduct of or otherwise related to the Business; (d) has any claim or right against Seller, and no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any claim or right in favor of any Affiliate against Seller; and (e) is a party to any Material Contract or has had any direct or indirect interest in, any Material Contract, transaction or business dealing of any nature involving Seller.

4.6 Material Contracts.

(a) Schedule 4.6 sets forth an accurate, correct and complete list of all Contracts associated with the Business or the Purchased Assets to which any of the descriptions set forth below may apply (the “Material Contracts”): (i) Personal Property Leases, Insurance, Contracts affecting any Seller Intellectual Property or Seller’s information systems or software, Contracts with employees or contractors, Seller Benefit Plans and Governmental Approvals; (ii) Any Contract for capital expenditures or for the purchase of goods or services in excess of $5,000; (iii) Any Contract obligating Seller to sell or deliver any product or service by or through the Business at a price which does not cover the cost (including labor, materials and production overhead) plus the customary profit margin associated with such product or service; (iv) Any Contract involving financing or borrowing of money, or evidencing indebtedness, any liability for borrowed money, any obligation for the deferred purchase price of property in excess of $5,000 or guaranteeing in any way any Contract in connection with any Person; (v) Any joint venture, partnership, cooperative arrangement or any other Contract involving a sharing of profits; (vi) Any advertising or marketing Contract not terminable without payment or penalty on five (5) days notice; (vii) Any Contract with respect to the discharge, storage or removal of effluent, waste or pollutants; (viii) Any Contract affecting any right, title or interest in or to Real Property; (ix) Any Contract relating to any license or royalty arrangement; (x) Any power of attorney, proxy or similar instrument; (xi) The Charter, Bylaws and other organizational or constitutive documents of Seller and any Contract among stockholders of Seller; (xii) Any Contract for the manufacture, service or maintenance of any product of the Business; (xiii) Any Contract for the purchase or sale of any assets other than in the ordinary course of business or for the option or preferential rights to purchase or sell any assets; (xiv) Any requirement or output Contract; (xv) Any Contract to indemnify any Person or to share in or contribute to the liability of any Person; (xvi) Any Contract for the purchase or sale of foreign currency or otherwise involving foreign exchange transactions; (xvii) Any Contract containing covenants not to compete in any line of business or with any Person in any geographical area;(xviii) Any Contract related to the acquisition of a business or the equity of any other Entity; (xix) Any other Contract which (i) provides for payment or performance by either party thereto having an aggregate value of $5,000 or more; (ii) is not terminable without payment or penalty on five (5) days (or less) notice; or (iii) is between, inter alia, an Affiliate and Seller; (xx) Any other Contract that involves future payments, performance of services or delivery of goods or materials to or by Seller of an aggregate amount or value in excess of $5,000, on an annual basis, or that otherwise is material to the Business or prospects of Seller; (xxi) Any Contract which is material to the Business; and (xxii) Any proposed arrangement of a type that, if entered into, would be a Contract described in any of (i) through (xxi) above.

(b) Seller has delivered to Purchaser accurate, correct and complete copies of all Material Contracts (or written summaries of the material terms thereof, if not in writing), including all amendments, supplements, modifications and waivers thereof. All nonmaterial contracts of Seller do not, in the aggregate, represent a material portion of the Liabilities of Seller.

(c) Each Material Contract is currently valid and in full force and effect, and is enforceable by Seller in accordance with its terms.

(d) (i) Seller is not in default, and no party has notified Seller that it is in default, under any Contract. No event has occurred, and no circumstance or condition exists, that might (with or without notice or lapse of time) (x) result in a violation or breach of any of the provisions of any Material Contract; (y) give any Person the right to declare a default or exercise any remedy under any Material Contract; or (z) give any Person the right to accelerate the maturity or performance of any Material Contract or to cancel, terminate or modify any Material Contract or otherwise have a Material Adverse Effect on Seller in connection with any Material Contract; and (ii) Seller has not waived any of its rights under any Material Contract.

(e) Each Person against which Seller has or may acquire any rights under any Material Contract is (i) Solvent and (ii) able to satisfy such Person’s material obligations and liabilities to Seller.

(f)  The Material Contracts constitute all of the Contracts necessary to enable Seller to conduct the Business in the manner in which such Business is currently being conducted and in the manner in which such Business is proposed to be conducted.

4.7 Title; Sufficiency. Seller has good and marketable title to, is the exclusive legal and equitable owner of, and has the unrestricted power and right to sell, assign and deliver the Purchased Assets, including the goodwill of the ongoing and existing business symbolized by the Purchased Assets or pertinent thereto, including all rights in any applications or issued registrations thereof and including the right to sue for past, present and future infringement thereof. The Purchased Assets are free and clear of all Encumbrances of any kind or nature, except (a) restrictions imposed in any Governmental Approval and (b) Encumbrances disclosed on Schedule 4.7 which are being removed and released concurrently with the Closing on the date hereof. Upon Closing, Purchaser will acquire exclusive, good and marketable title or license to (as the case may be) the Purchased Assets and no restrictions will exist on Purchaser’s right to resell, license or sublicense any of the Purchased Assets or engage in the Business.

4.8 Intellectual Property.

(a) Schedule 4.8 lists all Seller Intellectual Property, specifying in each case whether such Seller Intellectual Property is owned or controlled by or for, licensed to, or otherwise held by or for the benefit of Seller, including all Registered Intellectual Property Rights owned by, filed in the name of or applied for by Seller and used in the Business (the “Seller Registered Intellectual Property Rights”).

(b) Each item of Seller Intellectual Property (i) is valid, subsisting and in full force and effect, (ii) has not been abandoned or passed into the public domain and (iii) is free and clear of any Encumbrances.

(c) The Seller Intellectual Property constitutes all the Intellectual Property Rights used in and/or necessary to the conduct of the Business as it is currently conducted, and as it is currently planned or contemplated to be conducted by Seller prior to the Closing and by Purchaser following the Closing.

(d) Each item of Seller Intellectual Property either (i) is exclusively owned by Seller and was written and created solely by employees of Seller acting within the scope of their employment or by third parties, all of which employees and third parties as works made for hire, have, except as provided in the U.S. Copyright Act, validly and irrevocably assigned all of their rights, including Intellectual Property Rights therein, to Seller, and no third party owns or has any rights to any such Seller Intellectual Property, or (ii) is duly and validly licensed to Seller for use in the manner currently used by Seller in the conduct of the Business and, as it is currently planned or contemplated to be used by Seller in the conduct of the Business prior to the Closing and by Purchaser following the Closing.

(e) In each case in which Seller has acquired any Intellectual Property Rights from any Person, Seller has obtained, except as provided in the U.S. Copyright Act, a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Intellectual Property Rights (including the right to seek past and future damages and equitable relief with respect thereto) to Seller. No Person who has licensed Intellectual Property Rights to Seller has ownership rights or license rights to improvements made by Seller in such Intellectual Property Rights. Seller has not transferred ownership of, or granted any exclusive license of or right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Intellectual Property Rights that is or was Seller Intellectual Property to any Person.

(f) There are no facts, circumstances or information that (i) would render any Seller Intellectual Property invalid or unenforceable, (ii) would adversely affect any pending application for any Seller Registered Intellectual Property Right, or (iii) would adversely affect or impede the ability of Seller to use any Seller Intellectual Property in the conduct of the Business as it is currently conducted or as it is currently planned or contemplated to be conducted by Seller prior to Closing or by Purchaser following the Closing. Seller has not misrepresented, or failed to disclose, and has no Knowledge of any misrepresentation or failure to disclose, any fact or circumstances in any application for any Seller Registered Intellectual Property Right that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the validity or enforceability of any Seller Registered Intellectual Property Right.

(g) All necessary registration, maintenance and renewal fees in connection with each item of Seller Registered Intellectual Property Rights have been paid and all necessary documents and certificates in connection with such Seller Registered Intellectual Property Rights have been filed with the relevant patent, copyright, trademark, domain name registries or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Seller Registered Intellectual Property Rights. There are no actions that must be taken by Seller within one hundred twenty (120) days following the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any responses to office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting, preserving or renewing any Registered Intellectual Property Rights. To the maximum extent provided for by, and in accordance with, applicable laws and regulations or registration requirements, Seller has recorded in a timely manner each such assignment of a Registered Intellectual Property Right assigned to Seller with the relevant governmental authority and domain name registries, including without limitation the United States Patent and Trademark Office (the “PTO”), the U.S. Copyright Office or their respective counterparts in any relevant foreign jurisdiction, as the case may be.

(h) Seller has taken all necessary action to maintain and protect (i) the Seller Intellectual Property, and (ii) the secrecy, confidentiality, value and Seller’s rights in the Confidential Information and Trade Secrets of Seller and those provided by any Person to Seller, including by having and enforcing a policy requiring all current and former employees, consultants and contractors of Seller to execute appropriate confidentiality and assignment agreements. All copies thereof shall be delivered to Purchaser at Closing. Seller has no Knowledge of any violation or unauthorized disclosure of any Trade Secret or Confidential Information related to the Business, the Purchased Assets, or obligations of confidentiality with respect to such. Only the individuals named in the Seller Disclosure Schedule, which describes their relationship with Seller, have had access to such Trade Secrets and Confidential Information, and each such individual has signed a confidentiality agreement with respect thereto.

(i) The operation of the Business as it is currently conducted, or as it is currently planned or contemplated to be conducted by Seller prior to the Closing, does not and will not, and will not when operated by Purchaser substantially in the same manner following the Closing, infringe or misappropriate any Intellectual Property Rights of any Person, violate any right of any Person (including any right to privacy or publicity), defame or libel any Person or constitute unfair competition or trade practices under the laws of any jurisdiction, and Seller has not received notice from any Person claiming that such operation infringes or misappropriates any Intellectual Property Rights of any Person (including any right of privacy or publicity), or defames or libels any Person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor does Seller have Knowledge of any basis therefor).

(j) To Seller’s Knowledge, no Person is violating, infringing or misappropriating any Seller Intellectual Property Right.

(k) There are no Proceedings before any Governmental Authority (including before the PTO) anywhere in the world related to any of the Seller Intellectual Property, including any Seller Registered Intellectual Property Rights.

(l) No Seller Intellectual Property is subject to any Proceeding or any outstanding decree, order, judgment, office action or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by Seller or that may affect the validity, use or enforceability of such Seller Intellectual Property.

(m) There is no Material Contract affecting any Seller Intellectual Property under which there is any dispute regarding the scope of such Material Contract, or performance under such Material Contract, including with respect to any payments to be made or received by Seller thereunder.

(n) All Seller Intellectual Property will be fully transferable, alienable or licensable by Purchaser without restriction and without payment of any kind to any third party. The consummation of the Transaction as contemplated hereby will not result in any loss of, or the diminishment in value of, any Seller Intellectual Property or the right to use any Seller Intellectual Property.

(o) Neither this Agreement nor the Transaction will result in (i) Purchaser granting to any third party any right to, or with respect to, any Intellectual Property Right owned by, or licensed to, Purchaser; (ii) Purchaser being bound by, or subject to, any non-compete or other restriction on the operation or scope of its businesses, including the Business; or (iii) Purchaser being obligated to pay any royalties or other amounts to any third party.

(p) There are no licenses, Contracts or rights that grant any Subsidiary of the Seller the right to use any Seller Intellectual Property.

4.9 Suppliers and Affiliates. Seller has not entered into any Contract under which Seller is restricted from selling, licensing or otherwise distributing any of its products to any class of customers, in any geographic area, during any period of time or in any segment of the market. There is no purchase commitment which provides that any supplier will be the exclusive supplier of Seller or distributor. There is no purchase commitment requiring Seller to purchase the entire output of a supplier.

4.10 Seller Products and Product Warranty. All products manufactured, processed, distributed, shipped or sold by Seller in the context of operation of the Business and any services rendered by Seller in the context of operation of the Business have been in conformity with all applicable contractual commitments and all expressed or implied warranties. The Seller Disclosure Schedule sets forth an accurate, correct and complete statement of all written warranties, warranty policies, service and maintenance agreements of the Business. No products heretofore manufactured, processed, distributed, sold, delivered or leased by Seller in the context of operation of the Business are now subject to any guarantee, written warranty, claim for product liability, or patent or other indemnity. All warranties are in conformity with the labeling and other requirements of the Magnuson-Moss Warranty Act and other applicable laws.

4.11 Employees and Consultants.

(a) Employees and Contracts. No employee of Seller, including but not limited to the individuals listed on Schedule 4.11 has been granted the right to continued employment by Seller or to any material compensation following termination of employment with Seller. Schedule 4.11 lists all employees of Seller, and each such employee’s job title and annual compensation.

(b) Disputes. There are no claims, disputes or controversies pending or, to the Knowledge of Seller, threatened involving any employee or group of employees or pertaining to any Legal Requirement.

(c) WARN Act. Seller is in full compliance with the Worker Readjustment and Notification Act (the “WARN Act”) (29 USC §2101) and similar applicable state or local laws, including all obligations to promptly and correctly furnish all notices required to be given thereunder in connection with any “plant closing” or “mass layoff” to “affected employees”, “representatives” and any state dislocated worker unit and local government officials. No reduction in the notification period under the WARN Act is being relied upon by Seller. The Seller Disclosure Schedule sets forth an accurate, correct and complete list of all employees terminated (except with cause, by voluntarily departure or by normal retirement), laid off or subjected to a reduction of more than 50% in hours or work during the two full calendar months and the partial month preceding this representation and warranty.

4.12 Seller Benefit Plans.

(a) Schedule 4.12(a) identifies each Seller Benefit Plan. Each Seller Benefit Plan has been maintained in compliance in all material respects with its terms and with the requirements under applicable law, including but not limited to ERISA and the Code.

(b) None of the Seller Benefit Plans is a (i) a Multiemployer Plan, (ii) a Defined Benefit Plan, (iii) any plan that is subject to Section 412 of the Code, or (iv) a plan intended to be qualified under Section  401(a) of the Code; and neither Seller nor any ERISA Affiliate has at any time within the past six (6) years contributed to, maintained, or incurred any liability with respect to any such plan.

(c) No Seller Benefit Plan provides benefits, including death or medical benefits (whether or not insured), with respect to employees or former employees of Seller and its ERISA Affiliates beyond retirement or other termination of service, other than coverage required by Section 4980B of the Code and Sections 601 through 608 of ERISA (and, if applicable, comparable state law).

Nothing contained in any of the Seller Benefit Plans will obligate Purchaser to provide any benefits to employees, former employees or beneficiaries of employees or former employees, or to make any contributions to any plans from and after the Closing.

4.13 Compliance with Laws.

(a) Seller is, and at all times has been, in compliance in all material respects, with each Legal Requirement that is applicable to Seller or any of Seller’s properties, assets (including the Purchased Assets), operations or businesses (including the Business), and no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) constitute, or result directly or indirectly in, a default under, a breach or violation of, or a failure comply with, any such Legal Requirement. Seller has not received any notice from any third party regarding any actual, alleged or potential violation of any Legal Requirement.

(b) To Seller’s knowledge, no Governmental Authority has proposed or is considering any Legal Requirement that may affect Seller, Seller’s properties, assets (including the Purchased Assets), operations or businesses (including the Business), or Seller’s rights thereto.

4.14 SEC Documents, Financial Statements.

(a)  As of their respective filing dates, each statement, report, registration statement (with the prospectus in the form filed pursuant to Rule 424(b) of the Securities Act of 1933, as amended (the “Securities Act”)), definitive proxy statement, and other filings filed with the SEC by Seller since January 1, 2006 (collectively, the “Seller SEC Documents”) complied as to form in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Securities Act and each of the Seller SEC Documents was timely filed and did not contain any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected, supplemented or superseded by a subsequently filed Seller SEC Document. To the Seller’s knowledge, as of the date hereof, none of the Seller SEC Documents is subject to ongoing SEC review or outstanding SEC comment.

(b) The financial statements of Seller, including the notes thereto, included in the Seller SEC Documents (the “Seller Financial Statements”) (i) were complete and correct as of their respective dates, (ii) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates; (iii) have been prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements, included in Quarterly Reports on Form 10-Q, as permitted by Form 10-Q of the SEC); and (iv) fairly present the consolidated financial condition and results of operations of Seller as of the respective dates and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments). There has been no change in Seller accounting policies except as described n the notes to the Seller Financial Statements. The Seller does not intend to correct or restate, and there is not any basis to restate, any of the Seller Financial Statements.

(c) Each of the principal executive officer and the principal financial officer of Seller (or each former principal executive officer and each former principal financial officer of Seller, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (“SOX”) and the rules and regulations of the SEC promulgated thereunder with respect to the Seller SEC Documents, and the statements contained in such certifications are true and correct. For purposes of the foregoing sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX. Neither Seller nor any of its Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.

(d) Neither Seller nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among Seller and any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)).

(e) Seller maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(f) Seller has in place the “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) required in order for the chief executive officer and chief financial officer of Seller to engage in the review and evaluation process mandated by the Exchange Act and the rules promulgated thereunder. Seller’s “disclosure controls and procedures” are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Seller in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Seller’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Seller required under the Exchange Act with respect to such reports.

4.15 Governmental Approvals.

(a) Seller has all Governmental Approvals that are necessary or appropriate in connection with Seller’s ownership and use of its properties or assets (including the Purchased Assets) or Seller’s operation of its businesses (including the Business). Seller has made all filings with, and given all notifications to, all Governmental Authorities as required by all applicable Legal Requirements. Schedule 4.15 contains an accurate, correct and complete list and summary description of each such Governmental Approval, filing or notification. Each such Governmental Approval, filing and notification is valid and in full force and effect, and there is not pending or threatened any Proceeding which could result in the suspension, termination, revocation, cancellation, limitation or impairment of any such Governmental Approval, filing or notification. No violations have been recorded in respect of any Governmental Approvals, and Seller knows of no meritorious basis therefor. No fines or penalties are due and payable in respect of any Governmental Approval or any violation thereof.

(b) Seller has delivered to Purchaser accurate and complete copies of all of the Governmental Approvals, filings and notifications identified in Schedule 4.16, including all renewals thereof and all amendments thereto. All Governmental Approvals are freely assignable to Purchaser.

4.16 Proceedings and Orders.

(a) There is no Proceeding pending or, or to Seller’s Knowledge, threatened against or affecting Seller, any of Seller’s properties, assets (including the Purchased Assets), operations or businesses (including the Business), or Seller’s rights relating thereto. To Seller’s Knowledge, no event has occurred, and no condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding. Seller has delivered to Purchaser true, accurate and complete copies of all pleadings, correspondence and other documents relating to any such Proceeding. No insurance company has asserted in writing that any such Proceeding is not covered by the applicable policy related thereto.

(b) Neither Seller, its officers, directors, agents or employees, nor any of Seller’s properties, assets (including the Purchased Assets), operations or businesses (including the Business), nor Seller’s rights relating to any of the foregoing, is subject to any Order or any proposed Order.

4.17 Taxes.

(a) Seller and each of its Subsidiaries has timely filed all Tax Returns (as defined below) that it was required to file, and such Tax Returns are true, correct and complete. All Taxes (as defined below) shown to be payable on such Tax Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and no other Taxes are payable by Seller or any Subsidiary with respect to any period ending prior to the date of this Agreement, whether or not shown due or reportable on such Tax Returns, other than Taxes for which adequate accruals have been provided in the Seller Financial Statements. No claim has been made by a Tax Authority in a jurisdiction where Tax Returns are not filed by or on behalf of the Seller or any of its Subsidiaries that the Seller or any such Subsidiary is or may be subject to taxation by that jurisdiction. Seller and each of its Subsidiaries has withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto. Neither Seller nor any Subsidiary has any liability for unpaid Taxes accruing after the date of its latest Financial Statements except for Taxes incurred in the ordinary course of business. Except as disclosed in the Seller SEC Documents, there are no liens for Taxes on the properties of Seller or any of its Subsidiaries, other than liens for Taxes not yet due and payable.

(b) No Tax Returns of Seller or any of its Subsidiaries have been audited and no audit or other administrative proceeding is pending or threatened. No judicial proceeding is pending or threatened that involves any Tax or Tax Return filed or paid by or on behalf of the Seller or any of its Subsidiaries. Neither the Seller nor any of its Subsidiaries is delinquent in the payment of any Tax or has requested an extension of time to file a Tax Return and not yet filed such return. Seller has delivered to Purchaser correct and complete copies of all Tax Returns filed, examination reports, and statements of deficiencies assessed or agreed to by Seller or any of its Subsidiaries for the last five (5) years. Neither Seller nor any of its Subsidiaries is delinquent in the payment of any tax, has waived any statute of limitations in respect of any Tax or agreed to an extension of time with respect to any Tax assessment or deficiency.

(c) Neither the Seller nor any Subsidiary of the Seller has been a member of an affiliated, consolidated, combined or unitary group. Neither Seller nor any of its Subsidiaries is a party to or bound by any tax indemnity agreement, tax sharing agreement, tax shelter vehicle or similar contract. Neither Seller nor any of its Subsidiaries is a party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership or “disregarded entity” for United States federal income tax purposes.

(d) Neither Seller nor any of its Subsidiaries is obligated under any agreement, contract or arrangement that may result in the payment of any amount that would not be deductible by reason of Sections 162(m) or 280G of the Code.

(e) Neither Seller nor any of its Subsidiaries has been or, to its knowledge, will be required to include any adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Transaction other than any such adjustments required as a result of the Transaction. Neither Seller nor any of its Subsidiaries has filed any disclosures under Section 6662 of the Code or comparable provisions of state, local or foreign law to prevent the imposition of penalties with respect to any Tax reporting position taken on any Tax Return. Neither Seller nor any of its Subsidiaries has engaged in a “reportable transaction” within the meaning of the Treasury Regulations under Section 6011 of the Code. Neither the Seller nor any of its Subsidiaries has received a Tax opinion with respect to any transaction relating to the Seller or any of its Subsidiaries other than a transaction in the ordinary course of business. Neither Seller nor any of its Subsidiaries is currently or has been a United States real property holding corporation (within the meaning of Section 897(c)(2) of the Code) during the applicable periods specified in Section 897(c)(1)(A)(ii) of the Code.

(f) Neither Seller nor any of its Subsidiaries has been the “distributing corporation” (within the meaning of Section 355(c)(2) of the Code) with respect to a transaction described in Section 355 of the Code within the five (5) year period ending as of the date of this Agreement. No Tax Asset of the Seller or any of its Subsidiaries is currently subject to a limitation under Sections 382 or 383 of the Code or similar provisions of state, local or foreign law.

(g) Seller has treated itself as owner of each of the Purchased Assets for Tax purposes. None of the Purchased Assets is the subject of a “safe-harbor lease” within the provisions of former Section 168(f)(8) of the Code, as in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982. None of the Purchased Assets directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code. None of the Purchased Assets is “tax-exempt use property” within the meaning of Section 168(h) of the Code or limited use property under Revenue Procedure 2001-28. None of the Purchased Assets are U.S. real property interests as described in Section 897 of the Code.

(h) The Seller is a “United States person” within the meaning of Section 7701(a)(30) of the Code.

4.18 Customers and Privacy. The Seller and its Subsidiaries (i) have fully complied with all federal, state and local laws relating to privacy and data security and (ii) have complied with all aspects of collecting and processing customer information and have fully complied with the CAN-Spam Act when sending commercial emails to customers. The Seller and its Subsidiaries have fully complied with the terms of their privacy policies, and have not used information collected in a manner inconsistent in any way with such laws or privacy policies. The Seller’s use, license, sublicense and sale of any data collected from users at any website operated by the Seller or its Subsidiaries and any co-branded websites which the Seller manages have complied in all material respects with the Seller’s applicable published privacy policy at the time such data was collected. The sale of the Purchased Assets (i) will not violate any federal, state and local laws relating to privacy and data security and (ii) will fully comply with Seller’s privacy policies. The Seller has obtained any consent or permission required of any customer prior to the sale of any customer information that may be included in the Purchased Assets.

4.19 Brokers. The Seller has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Purchaser could become liable or obligated.

4.20 Solvency. Seller is not entering into the Transaction with the intent to hinder, delay or defraud any Person to which it is, or may become, indebted. The Purchase Price is not less than the reasonably equivalent value of the Purchased Assets. Seller’s assets, at a fair valuation, exceed its liabilities, and Seller will be able after the Closing of the Transaction, to meet its debts as they mature and will not become insolvent as a result of the Transaction. After the Closing of the Transaction, Seller will have sufficient capital and property remaining to conduct the business in which it will thereafter be engaged.

4.21 Board Approval. The Board of Directors of Seller has (i) approved and declared advisable this Agreement and the Transaction and (ii) determined that the Transaction is in the best interests of the stockholders of Seller and is on terms that are fair to such stockholders.

4.22 Material Third Party Consents. Schedule 4.22 lists all contracts that require a novation or consent to the Transaction, prior to the Closing Date so that such contracts may remain in full force and effect after the Closing which, if no novation occurs or if no consent to the Transaction, would have a Material Adverse Effect on Purchaser’s ability to operate the Business in the same manner as the Business was operated by Seller prior to the Closing Date.

4.23 No Other Agreement. Neither Seller, nor any of its Representatives, has entered into any Contract with respect to the sale or other disposition of any assets (including the Purchased Assets) or capital stock of Seller except as set forth in this Agreement.

4.24 Product Liability.

(a) The Business is not subject to any Liabilities or Damages arising from any injury to person or property or as a result of ownership, possession or use of any its products manufactured, processed, distributed, shipped or sold prior to the Closing Date. All such Liabilities and Damages are fully covered by product liability insurance or otherwise provided for, and Seller shall properly satisfy and discharge all such Liabilities and Damages. There are no, and within the last twelve (12) months there have not been any, actions, claims or threats thereof related to product liability against or involving Seller and no such actions, claims or threats have been settled, adjudicated or otherwise disposed of within the last twelve (12) months.

(b) There are no citations, decisions, adjudications or written statements by any Governmental Authority or consent decrees between any Governmental Authority and Seller stating that any of its products is (i) defective or unsafe or (ii) fails to meet any standards promulgated by any such standards.

4.25 Full Disclosure.

(a) Neither this Agreement nor any of the other Transaction Agreements, (i) contains or will contain as of the Closing Date any untrue statement of fact or (ii) omits or will omit to state any material fact necessary to make any of the representations, warranties or other statements or information contained herein or therein (in light of the circumstances under which they were made) not misleading.

(b) There is no fact (other than publicly known facts related exclusively to political or economic matters of general applicability that will adversely affect all Entities comparable to Seller) that may have a Material Adverse Effect on Seller.

(c) All of the information set forth in the Seller Disclosure Schedule, and all other information regarding Seller or Seller’s properties, assets (including the Purchased Assets), operations, businesses (including the Business), Liabilities, financial performance, net income and prospects that has been furnished to Purchaser or any of its Representatives by or on behalf of Seller or any of Seller’s Representatives, is accurate, correct and complete in all material respects.

(d) Each representation and warranty set forth in this Article 4 is not qualified in any way whatsoever except as explicitly provided therein, will not merge on Closing or by reason of the execution and delivery of any Contract at the Closing, will remain in force on and immediately after the Closing Date subject to the terms and conditions of this Agreement, is given with the intention that liability is not limited to breaches discovered before Closing, is separate and independent and is not limited by reference to any other representation or warranty or any other provision of this Agreement, and is made and given with the intention of inducing Purchaser to enter into this Agreement.

ARTICLE 5. REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as specifically set forth on the Schedule 5 (the “Purchaser Disclosure Schedule”) attached to this Agreement (the parts of which are numbered to correspond to the applicable Section numbers of this Agreement), Purchaser hereby represents and warrants as of the date hereof to Seller as follows:

5.1 Organization and Good Standing. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

5.2 Authority; Binding Nature of Agreements. Purchaser has all requisite power and authority to execute and deliver this Agreement and all other Transaction Agreements to which it is a party and to carry out the provisions of this Agreement and the other Transaction Agreements. The execution, delivery and performance by Purchaser of this Agreement and the other Transaction Agreements have been approved by all requisite action on the part of Purchaser. This Agreement has been duly and validly executed and delivered by Purchaser. Each of this Agreement and the other Transaction Agreements constitutes, or upon execution and delivery, will constitute, the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles related to or limiting creditors’ rights generally and by general principles of equity.

5.3 No Conflicts; Required Consents. The execution, delivery and performance of this Agreement or any other Transaction Agreement by Purchaser do not and will not (with or without notice or lapse of time) conflict with, violate or result in any breach of (i) any of the provisions of Purchaser’s Certificate of Formation; (ii) any resolutions adopted by Purchaser’s members or its board of directors or committees thereof; (iii) any of the terms or requirements of any Governmental Approval held by Purchaser or any of its employees or that otherwise relates to Purchaser’s business; or (iv) any provision of a Contract to which Purchaser is a party.

5.4 Brokers. The Purchaser has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or obligated.

ARTICLE 6. POST CLOSING COVENANTS

6.1 Seller Intellectual Property.

(a) Seller agrees that, from and after the date hereof, it shall not, and it shall cause its Representatives not to, use any of the Seller Intellectual Property. If Seller or any assignee of Seller owns or has any right or interest in any Seller Intellectual Property that cannot be, or for any reason is not, assigned to Purchaser at the Closing, Seller shall grant or cause to be granted to Purchaser, at the Closing, a worldwide, royalty-free, fully paid up, perpetual, irrevocable, transferable, sublicensable, and exclusive license to Exercise All Rights in and to such Seller Intellectual Property.

(b) If Purchaser is unable to enforce its Intellectual Property Rights against a third party as a result of any Legal Requirement that prohibits enforcement of such rights by a transferee of such rights, Seller agrees to assign to Purchaser such rights as may be required by Purchaser to enforce its Intellectual Property Rights in its own name. If such assignment still does not permit Purchaser to enforce its Intellectual Property Rights against the third party, Seller agrees to initiate proceedings against such third party in Seller’s name; provided, however, that Purchaser shall be entitled to participate in such proceedings and provided further that Purchaser shall be responsible for the costs and expenses of such proceedings.

6.2 Cooperation. After the Closing, upon the request of Purchaser, Seller shall execute and deliver any and all further materials, documents and instruments of conveyance, transfer or assignment as may reasonably be requested by Purchaser to effect, record or verify the transfer to, and vesting in Purchaser, of Seller’s right, title and interest in and to the Purchased Assets, free and clear of all Encumbrances, in accordance with the terms of this Agreement. After the Closing, Seller shall (a) reasonably cooperate with Purchaser in its efforts to continue and maintain for the benefit of Purchaser those business relationships of Seller existing prior to the Closing and relating to the business to be operated by Purchaser after the Closing; (b) satisfy the Retained Liabilities in a manner that is not detrimental to any of such relationships; (c) refer to Purchaser all inquiries relating to such business; (d) promptly deliver to Purchaser (i) any mail, packages and other communications addressed to Seller relating to the Business and (ii) any cash or other property that Seller receives and that properly belongs to Purchaser; and (e) cooperate with Purchaser as may be reasonably required in connection with the execution and closing of the Trademark Settlement Agreement. Neither Seller nor any of its officers, employees, agents or stockholders shall take any action that would tend to diminish the value of the Purchased Assets after the Closing or that would interfere with the business of Purchaser to be engaged in after the Closing, including disparaging the name or business of Purchaser.

6.3 Limited Power of Attorney. Effective upon the date hereof, Seller hereby irrevocably appoints Purchaser and its successors, agents and assigns as its true and lawful attorney, in its name, place and stead, with power of substitution, to take any action and to execute any instrument which Purchaser may deem necessary or advisable to fulfill Seller’s obligations or rights under, or to accomplish the purposes of, this Agreement, including, (i) to demand and receive any and all Purchased Assets and to make endorsements and give receipts and releases for and in respect of the same; (ii) to institute, prosecute, defend, compromise and/or settle any and all Proceedings with respect to the Purchased Assets except those Proceedings listed on Schedule 6.3; (iii)  to make any filings required to transfer any Seller Intellectual Property or any other Purchased Assets; and (iv) to receive and open all mail, packages and other communications addressed to Seller and relating to the Business. The foregoing power of attorney is a special power of attorney coupled with an interest and is irrevocable.

6.4 Return of Purchased Assets. If, for any reason after the Closing, any of the Purchased Assets are ultimately determined to be Excluded Assets or Retained Liabilities, respectively, (i) Purchaser shall transfer and convey (without further consideration) to Seller, and Seller shall accept, such assets; (ii) Seller shall assume, and agree to pay, perform, fulfill and discharge (without further consideration) such liabilities; and (iii) Purchaser and Seller shall execute such documents or instruments of conveyance or assumption and take such further acts which are reasonably necessary or desirable to effect the transfer of such assets back to Seller and the re-assumption of such liabilities by Seller.

6.5 Bulk Sales Indemnification. Subject to Section 7.2, Purchaser hereby waives compliance by Seller with any applicable bulk sales Legal Requirements in connection with the Transaction.

6.6 Non-Disclosure and Non-Solicitation.

(a) Nonsolicitation of Customers. Seller agrees that it will not, directly or indirectly, without the prior written approval of Purchaser, solicit or contact any customer of the Business, Purchaser, or any potential customer with whom the Business or Purchaser has had any contact, or from which it has received or to which it has submitted a proposal for products or services, for the purpose of (i) any commercial pursuit which is in competition with the Business or the businesses engaged in by Purchaser as of the date hereof, (ii) providing such customer or potential customer products or services that are the same as or substantially similar to those provided or offered to be provided by the Business or Purchaser as of the date hereof, or (iii) taking away or interfering or attempting to interfere with any customer, trade, business or patronage of the Business or Purchaser.

(b) Non-Solicitation Covenants: Assignment by Purchaser. The parties agree that if Purchaser or any of its Affiliates shall transfer all or substantially all of the Purchased Assets (as acquired by Purchaser under this Agreement, the covenants of Seller not to solicit contained in this Section 6.6 may be assigned by Purchaser to any Person to whom may be transferred the Business or the Purchased Assets by the sale or transfer of the Business and or Purchased Assets or otherwise. It is the parties’ intention that these covenants of Seller shall inure to the benefit of any Person that may succeed to the Business and Purchased Assets of Seller (as acquired by Purchaser under this Agreement) with the same force and effect as if these covenants were made directly with such successor

(c) Nondisclosure.

(i) Seller acknowledges that, in connection with the operation of Seller and the Business prior to the Closing Date, Seller, either directly or indirectly or through its representatives, has had access to confidential information relating to the Seller and the Business, including technical, financial or marketing information, lists of vendors, suppliers and customers, ideas, methods, developments, inventions, improvements, business plans, trade secrets, scientific or statistical data, diagrams, drawings, specifications, or other proprietary information relating thereto, including analyses, compilations, studies or other documents, record or data prepared by Seller or its representatives which contain or otherwise reflect or are generated from such information (“Confidential Information”) a portion of which is being sold as part of the Purchased Assets (the “Purchased Confidential Information”).

(ii) Seller agrees that it will treat all Purchased Confidential Information as confidential, preserve the confidentiality thereof and not use or disclose any Confidential Information for any purpose or reason whatsoever, except to authorized representatives of Purchaser. If, however, Confidential Information is disclosed, Seller will immediately notify Purchaser in writing and will take all reasonable steps required to prevent further disclosure.

(d) Covenants: Remedy for Breach. The parties agree that, in the event of breach or threatened breach of Seller’s covenants in this Section 6.6, the damage or imminent damage to the value and the goodwill of Purchaser and the Business will be irreparable and extremely difficult to estimate, making any remedy at law or in damages inadequate. Accordingly, the parties agree that Purchaser shall be entitled to injunctive relief against Seller in the event of any breach or threatened breach of any of such covenants by Seller, in addition to any other relief (including damages) available to Purchaser under this Agreement or under applicable law. Seller acknowledges and agrees that (i) the covenants and restrictions contained in this Section 6.6 are necessary, fundamental and required for the protection of the Business and the business of Purchaser; (ii) the covenants and restrictions contained in this Section 6.6relate to matters that are of a special, unique and extraordinary value; (iii) Seller understands that Purchaser would not enter into this Agreement if Seller did not agree to the provisions of this Section 6.6, and (iv) Seller has received adequate and independent consideration in respect of such covenants and restrictions.

(e) Covenants: Scope and Choice of Law. It is the understanding of the parties that the scope of the covenants contained in this Section 6.6, both as to time and area covered, are necessary to protect the rights of Purchaser and the goodwill that is a part of the Business of Seller to be acquired by Purchaser. It is the parties’ intention that these covenants be enforced to the greatest extent (but to no greater extent) in time, area, and degree of participation as is permitted by the law of that jurisdiction whose law is found to be applicable to any acts in breach of these covenants. The prohibitions in each of subsections (a)-(c) in Section 6.6 above shall be deemed, and shall be construed as separate and independent agreements between Purchaser on the one hand, and Seller on the other. If any such agreement or any part of such agreement is held invalid, void or unenforceable by any court of competent jurisdiction, such invalidity, voidness, or unenforceability shall in no way render invalid, void, or unenforceable any other part of them or any separate agreement not declared invalid, void or unenforceable; and this Agreement shall in such case be construed as if the invalid, void, or unenforceable provisions were omitted. Seller agrees not challenge, and not to permit encourage or assist any of its Affiliates from challenging, the enforceability of the covenants contained in this Section 6.6.

6.7 Publicity. Neither Seller nor Purchaser shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party hereto, which approval will not be unreasonably withheld or delayed, unless, in the sole judgment of Purchaser or Seller, disclosure is otherwise required by applicable Law or by the applicable rules of any stock exchange on which Purchaser or Seller lists securities, provided that, to the extent required by applicable law, the party intending to make such release shall use its best efforts consistent with such applicable law to consult with the other party with respect to the text thereof.

6.8 Ice.com Covenants. Purchaser acknowledges and agrees to be bound by the restrictions contained in Sections 6.11(h) and 7.6 (the “Subject Provisions”) of the Asset Purchase Agreement dated May 11, 2006 by and among Ice.com, Inc., Ice Diamond, LLC (the “Ice Parties”) and Seller solely as such provisions apply to Purchaser with respect to the Purchased Assets, provided that in the event Purchaser procures a release from the Ice Parties in respect of the application of the Subject Provisions to the transactions contemplated under this Agreement, then Purchaser shall have no continuing obligation under this paragraph.

ARTICLE 7. INDEMNIFICATION

7.1 Survival of Representations and Warranties. All representations, warranties, covenants, conditions and agreements contained herein or in any other instrument or other document delivered pursuant to this Agreement or in connection with the Transaction shall survive the execution and delivery of this Agreement, the consummation of the Transaction and any investigation or audit made by any party hereto provided, however, that (a) all representations and warranties relating to Taxes shall survive until six (6) months after the expiration of the statute of limitation applicable to such Taxes has expired (including all waivers and extensions thereof), (b) all representations and warranties of Seller or Purchaser contained in Sections 4.1, 4.2, 4.3, 4.7, 4.8(a), 4.13, 4.16 and 4.18, 5.1, 5.2 or 5.3 shall survive until the expiration of the applicable statute of limitations; (c) all representations and warranties other than those referred to in clauses (a) or (b) above shall survive for a period of 12 months from the Closing Date and (d) any claim for indemnification based upon a breach of any such representation or warranty and asserted prior to end of the applicable survival period by written notice in accordance with Section 8.2 shall survive until final resolution of such claim. The representations and warranties contained in this Agreement (and any right to indemnification for breach thereof) shall not be affected by any investigation, verification or examination by any party hereto or by any Representative of any such party or by any such party’s Knowledge of any facts with respect to the accuracy or inaccuracy of any such representation or warranty.

7.2 Indemnification by Seller. Subject to the limitations set forth in this Article 7, Seller shall indemnify, defend and hold harmless Purchaser and its Representatives (each a “Purchaser Indemnitee”) from and against any and all Damages, whether or not involving a third-party claim, including attorneys’ fees and related defense costs and expenses (collectively, “Purchaser Damages”), arising out of, relating to or resulting from (a) any breach of a representation or warranty of Seller contained in this Agreement or in any other Transaction Agreement; (b) any breach of a covenant of Seller contained in this Agreement or in any other Transaction Agreement; (c) Excluded Assets or Retained Liabilities; or (d) any noncompliance with applicable bulk sales or fraudulent transfer Legal Requirements in connection with the Transaction.

7.3 Procedures for Indemnification. Promptly after receipt by a Purchaser Indemnitee of written notice of the assertion or the commencement of any Proceeding by a third-party with respect to any matter referred to in Section 7.2, the Indemnitee shall give written notice thereof to the Seller, and thereafter shall keep the Seller reasonably informed with respect thereto; provided, however, that failure of the Indemnitee to give the Seller notice as provided herein shall not relieve the Seller of its obligations hereunder except to the extent that the Seller is prejudiced thereby. The Seller shall have the right to join in the defense of said claim, action or proceeding at Seller’s own cost and expense and, if the Seller agrees in writing to be bound by and to promptly pay the full amount of any final judgment from which no further appeal may be taken and if the Indemnitee is reasonably assured of the Seller’s ability to satisfy such agreement, then at the option of the Seller, the Seller may take over the defense of such claim, action or proceeding, except that, in such case, the Indemnitee shall have the right to join in the defense of said claim, action or proceeding at its own cost and expense and provided that whether or not the Seller takes over defense of a claim, the Seller shall not admit any liability with respect to, or settle, compromise or discharge, such claim without the Indemnitees’s prior written consent (which consent shall not be unreasonably withheld); provided further that the Seller shall not agree, without the Indemnitee’s consent, to the entry of any Judgment or settlement, compromise or decree that provides for injunctive or other nonmonetary relief affecting the Indemnitee.

7.4 Remedies Cumulative. The remedies provided in this Agreement shall be cumulative and shall not preclude any party from asserting any other right, or seeking any other remedies, against the other party.

7.5 Maximum Amounts. The aggregate liability of the Seller to indemnify Purchaser Indemnitees entitled to indemnification for Damages under Section 7.2 or any breach of this Article 7 shall in no event exceed the Purchased Assets Purchase Price; provided, however, that this first sentence of this Section 7.5 shall not apply to any Damages arising in connection with those matters listed on Schedule 7.5. Notwithstanding anything to the contrary contained in this Agreement nothing herein shall foreclose, limit or prevent Purchaser from seeking and obtaining, as and to the extent permitted under applicable law, specific performance by Seller of any of its obligations under this Agreement or injunctive relief against the Seller against Seller’s activities in breach of this Agreement (including, without limitation, the obligations provided for under Article 7).

7.6 Liability of Purchaser. The fact that Purchaser is not obligated to indemnify Seller hereunder shall not be construed so as to limit the rights or remedies that Seller may otherwise have against Purchaser, whether under this Agreement or applicable law, in the event of (a) any breach or inaccuracy of a representation or warranty of Purchaser contained in this Agreement or (b) any failure by Purchaser to perform or comply with any covenant given by Purchaser contained in this Agreement.

ARTICLE 8. MISCELLANEOUS PROVISIONS

8.1 Expenses. Each party shall pay it own costs and expenses in connection with this Agreement and the Transaction (including the fees and expenses of its advisers, accountants and legal counsel).

8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to Purchaser, to:

Eli Katz
Chief Executive Officer
Luxi Group, LLC
415 Madison Avenue, 16th Floor
New York, NY 10017
Facsimile No.:
Telephone No.:

with a copy to:

Fish & Richardson P.C.

153 East 53rd Street, 52nd Floor

New York, NY 10022-4611

Attention: Peter Fields, Esq.

Facsimile No.: (212) 258-2291

Telephone No.: (212) 641-2266

(b) if to Seller, to:

Amerisa Kornblum

President

Odimo Incorporated

14051 NW 14th Street, Sunrise Florida, 33323

Facsimile No.:
Telephone No.: (954) 835-2233

with a copy to:

Berman Rennert Vogel & Mandler, P.A.
Bank of America Tower at International Place, 29th Floor
100 S.E. Second Street
Miami, Florida 33131
Attention: Charles Rennert, Esq.
Facsimile No.: (305) 347-6463
Telephone No.: (305) 577-4171

8.3 Interpretation. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed, as the context indicates, to be followed by the words “but (is/are) not limited to.”

8.4 Counterparts; Facsimile Delivery. This Agreement may be executed in one or more counterparts and delivered by facsimile, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

8.5 Entire Agreement; Nonassignability; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Appendices, Exhibits and the Seller Disclosure Schedule, (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, (b) are not intended to confer upon any other Person any rights or remedies hereunder and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided.

8.6 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.7 Governing Law; Jurisdiction and Venue; Waiver Of Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of Florida without reference to such state’s principles of conflicts of law. Each of the parties hereto irrevocably consents to the jurisdiction of any state court located within the State of Florida in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Florida for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process. THE PARTIES HERETO IRREVOCABLY WAIVE THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY ACTIONS, SUITS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER OR THE TRANSACTIONS CONTEMPLATED HEREBY.

8.8 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

8.9 Incorporation of Appendices, Exhibits and Schedules. The Appendices, Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

8.10 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other party, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

8.11 Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a sum for its attorneys’ fees and all other costs and expenses incurred in such action or suit.

8.12 Further Assurances. Each party agrees (a) to furnish upon request to each other party such further information, (b) to execute and deliver to each other party such other documents, and (c) to do such other acts and things, all as another party may reasonably request for the purpose of carrying out the intent of this Agreement and the Transaction.

[Signatures Follow On a Separate Page]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by their respective officers thereunto duly authorized all as of the date first written above.

“Purchaser”

LUXI GROUP, LLC

By: /s/ Eli Katz
Name: Eli Katz
Title: Chief Executive Officer

“Seller”
ODIMO INCORPORATED

By: /s/ Amerisa Kornblum
Name: Amerisa Kornblum
Title: President

ASHFORD.COM, INC.

By: /s/ Amerisa Kornblum
Name: Amerisa Kornblum
Title: President

APPENDIX 1

CERTAIN DEFINITIONS

“Affiliate” shall mean any member of the immediate family (including spouse, brother, sister, descendant, ancestor or in-law) of any officer, director or stockholder of Seller or any corporation, partnership, trust or other entity in which Seller or any such family member has a five percent (5%) or greater interest or is a director, officer, partner or trustee. The term Affiliate shall also include any entity which controls, or is controlled by, or is under common control with any of the individuals or entities described in the preceding sentence.

“Agreement” shall mean the Asset Purchase Agreement to which this Appendix 1 is attached (including the Seller Disclosure Schedule and all other appendices, schedules and exhibits attached hereto), as it may be amended from time to time.

“Business” shall have the meaning set forth in the first Recital.

“Closing” shall have the meaning specified in Section 3.1.

“Closing Date” shall have the meaning specified in Section 3.1.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Confidential Information” shall mean all Trade Secrets and other confidential and/or proprietary information of a Person, including information derived from reports, investigations, research, work in progress, codes, marketing and sales programs, financial projections, cost summaries, pricing formula, contract analyses, financial information, projections, confidential filings with any state or federal agency, and all other confidential concepts, methods of doing business, ideas, materials or information prepared or performed for, by or on behalf of such Person by its employees, officers, directors, agents, representatives, or consultants. Information shall not be deemed Confidential Information hereunder if (i) such information becomes available to or known by the public generally through no fault of Seller or (ii) disclosure is required by law or the order of any governmental authority under color of law, provided, however, that prior to disclosing any information pursuant to this clause (ii), Seller shall, if possible, give prior written notice thereof to Purchaser and, at Purchaser’s election, either provide Purchaser with the opportunity to contest such disclosure or seek to obtain a protective order narrowing the scope of such disclosure and/or use of the Confidential Information; or (iii) Seller reasonably believes that such disclosure is required in connection with the defense of a lawsuit against Seller. Nothing herein shall be construed as prohibiting Purchaser from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages..

“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Approval).

“Contract” shall mean any agreement, contract, consensual obligation, promise, understanding, arrangement, commitment or undertaking of any nature (whether written or oral and whether express or implied), whether or not legally binding.

“Contract Affiliates” shall mean Entities which are parties to Affiliate Agreements whereby such entities are compensated for sales resulting from the directions of customers to websites maintained by the Business.

“Copyrights” shall mean all copyrights, including in and to works of authorship and all other rights corresponding thereto throughout the world, whether published or unpublished, including rights to prepare, reproduce, perform, display and distribute copyrighted works and copies, compilations and derivative works thereof.

“Damages” shall mean and include any loss, damage, injury, decline in value, lost opportunity, Liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including any legal fee, accounting fee, expert fee or advisory fee), charge, cost (including any cost of investigation) or expense of any nature.

“Defined Benefit Plan” shall mean either a plan described in Section 3(35) of ERISA or a plan subject to the minimum funding standards set forth in Section 302 of ERISA and Section 412 of the Code.

“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, Order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust or company (including any limited liability company or joint stock company).

“Environmental Laws” shall have the meaning specified in Section 4.19.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean each trade or business, whether or not incorporated, that would be treated as a single employer with Seller under Section 4001 of ERISA or Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” shall have the meaning specified in Section 4.16(a).

“Excluded Assets” shall have the meaning specified in Section 1.2.

“Exercise All Rights” shall mean to exercise or practice any and all rights now or hereafter provided by law (by treaty, statute, common law or otherwise) anywhere in the world to inventors, authors, creators and/or owners of intellectual or intangible property; including the right to make, use, disclose, sell, offer to sell, distribute, import, rent, lease, lend, reproduce, prepare derivative works of and otherwise modify, perform and display (whether publicly or otherwise), broadcast, transmit, use and/or otherwise exploit such intellectual or intangible property and/or any product, component or service embodying, related to or subject to such intellectual or intangible property; and the right to assign, transfer, license and/or sublicense (with the right to sublicense further) any of the foregoing, and the right to have and/or authorize others to do any of the foregoing.

“FIRPTA Notification Letter” shall have the meaning specified in Section 3.2(d).

“GAAP” means U.S. generally accepted accounting principles in effect on the date on which they are to be applied pursuant to this Agreement, applied consistently throughout the relevant periods.

“General Assignment and Bill of Sale” shall have the meaning specified in Section 3.2(a).

“Governmental Approval” shall mean any: (a) permit, license, certificate, concession, approval, consent, ratification, permission, clearance, confirmation, exemption, waiver, franchise, certification, designation, rating, registration, variance, qualification, accreditation or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Authority.

“Governmental Authority” shall mean any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal); (d) multinational organization or body; or (e) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

“Hazardous Materials” shall have the meaning specified in Section 4.19.

“Indemnitee” shall have the meaning specified in Section 7.3.

“Intellectual Property Rights” shall mean any or all rights in and to intellectual property and intangible industrial property rights, including, without limitation, (i) Patents, Trade Secrets, Copyrights, Trademarks and (ii) any rights similar, corresponding or equivalent to any of the foregoing anywhere in the world.

“Knowledge” An individual shall be deemed to have “Knowledge” of a particular fact or other matter if: (i) such individual is actually aware of such fact or other matter or (ii)  a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the truth or existence of such fact or other matter. Seller and Purchaser shall be deemed to have “Knowledge” of a particular fact or other matter if any of their respective directors, officers or employees with the authority to establish policy for the company has actual knowledge of such fact or other matter after due and diligent inquiry.

“Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, Order, edict, decree, proclamation, treaty, convention, rule, regulation, permit, ruling, directive, pronouncement, requirement (licensing or otherwise), specification, determination, decision, opinion or interpretation that is, has been or may in the future be issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liability” shall mean any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

“Material Adverse Effect” means (i) with respect to Purchaser, any event, change or effect that, when taken individually or together with all other adverse events, changes and effects, is or is reasonably likely (a) to be materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, operations, results of operations or prospects of Purchaser or its subsidiaries, taken as a whole or (b) to prevent or materially delay consummation of the Transaction or otherwise to prevent Purchaser or its subsidiaries from performing their obligations under this Agreement and (ii) with respect to Seller or the Business, any event, change or effect that, when taken individually or together with all other adverse events, changes and effects, is or is reasonably likely (a) to be materially adverse to the condition (financial or otherwise), properties, assets (including Purchased Assets), liabilities, business, operations, results of operations or prospects of Seller, its Subsidiaries, or the Business or (b) to prevent or materially delay consummation of the Transaction or otherwise to prevent Seller or its Subsidiaries from performing their obligations under this Agreement.

“Material Contracts” shall have the meaning specified in Section 4.6.

“Multiemployer Plan” shall mean a plan described in Section 3(37) of ERISA.

“Non-Assignable Asset” shall have the meaning specified in Section 1.5(a).

“Officer’s Certificate” shall have the meaning specified in Section 3.2(f).

“Order” shall mean any: (a) temporary, preliminary or permanent order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, stipulation, subpoena, writ or award that is or has been issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Authority or any arbitrator or arbitration panel; or (b) Contract with any Governmental Authority that is or has been entered into in connection with any Proceeding.

“Patents” shall mean all United States and foreign patents and utility models and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries, including invention disclosures related to the Business or any Purchased Assets.

“Person” shall mean any individual, Entity or Governmental Authority.

“Personal Property” shall mean all personal property, office furnishings and furniture, display racks, shelves, decorations, supplies and other tangible personal property used in the Business or in connection with the Purchased Assets.

“Personal Property Leases” shall mean all rights in, to and under leases of personal property to which Seller is a party.

“Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation that is, has been or may in the future be commenced, brought, conducted or heard at law or in equity or before any Governmental Authority or any arbitrator or arbitration panel.

“PTO” shall have the meaning specified in Section 4.10(g).

“Purchase Price” shall have the meaning specified in Section 2.1(a).

“Purchased Assets” shall have the meaning specified in Section 1.1.

“Purchaser Damages” shall have the meaning specified in Section 7.2.

“Purchaser Disclosure Schedule” shall have the meaning specified in Article 5.

“Real Property” shall mean land, buildings, structures, easements, appurtenances, improvements and fixtures located thereon.

“Registered Intellectual Property Rights” shall mean all United States, international and foreign: (i) Patents, including applications therefor; (ii) registered Trademarks, applications to register Trademarks, including intent-to-use applications, or other registrations or applications related to Trademarks; (iii) Copyright registrations and applications to register Copyrights; and (iv) any other Intellectual Property Rights that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority at any time.

“Representatives” shall mean officers, directors, employees, attorneys, accountants, advisors, agents, distributors, licensees, shareholders, subsidiaries and lenders of a party. In addition, all Affiliates of Seller shall be deemed to be “Representatives” of Seller.

“Retained Liabilities” shall have the meaning specified in Section 1.4.

“Secretary’s Certificate” shall have the meaning specified in Section 3.2(g).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Seller Benefit Plans” shall mean any “employee benefit plan,” as defined in Section 3(3) of ERISA, any employment, severance or similar contract or arrangement, or any plan, policy, fund, program or contract or arrangement providing for compensation, bonus, profit-sharing, stock option, or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, workers’ compensation, supplemental unemployment benefits, and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance or other benefits) that is maintained, administered, or contributed to by any ERISA Affiliate.

“Seller Disclosure Schedule” shall have the meaning specified in Article 4.

“Seller Financial Statements” shall have the meaning specified in Section 4.16(b)

“Seller Intellectual Property” shall mean all Intellectual Property Rights related to the Business, the Purchased Assets and held by Seller, whether owned or controlled, licensed, owned or controlled by or for, licensed to, or otherwise held by or for the benefit of Seller including the Seller Registered Intellectual Property Rights.

“Seller Registered Intellectual Property Rights” shall have the meaning specified in Section 4.10(a).

“Seller SEC Documents” shall have the meaning specified in Section 4.16(a).

“Solvent” shall mean, as to any Person at any time, that (a) the fair value of the property of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code; (b) the present fair saleable value of the property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital.

“SOX” shall have the meaning specified in Section 4.16(c).

“Subsidiary” shall have the meaning specified in Section 1.4.

“Survival Date” shall have the meaning specified in Section 7.1.

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount and any interest on such penalty, addition to tax or additional amount, imposed by any Tax Authority.

“Tax Authority” means Governmental Authority responsible for the imposition, assessment or collection of any Tax (domestic or foreign).

“Tax Return” shall mean any return, statement, declaration, notice, certificate or other document that is or has been filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement related to any Tax.

“Trade Secrets” shall mean all trade secrets under applicable law and other rights in know-how and confidential or proprietary information, processing, manufacturing or marketing information, including new developments, inventions, processes, ideas or other proprietary information that provide Seller with advantages over competitors who do not know or use it and documentation thereof (including related papers, blueprints, drawings, chemical compositions, formulae, diaries, notebooks, specifications, designs, methods of manufacture and data processing software, compilations of information) and all claims and rights related thereto.

“Trademarks” shall mean any and all trademarks, service marks, logos, trade names, corporate names, universal resource locator (“url”), Internet domain names and addresses and general-use e-mail addresses, and all goodwill associated therewith throughout the world.

“Transaction” shall mean, collectively, the transactions contemplated by this Agreement.

“Transaction Agreements” shall mean this Agreement and all other agreements, certificates, instruments, documents and writings delivered by Purchaser and/or Seller in connection with the Transaction, including but not limited to the Transition Services Agreement.

“Transfer Taxes” shall mean all federal, state, local or foreign sales, use, transfer, real property transfer, mortgage recording, stamp duty, value-added or similar Taxes that may be imposed in connection with the transfer of Purchased Assets to Purchaser, together with any interest, additions to Tax or penalties with respect thereto and any interest in respect of such additions to Tax or penalties.

“WARN Act” shall have the meaning specified in Section 4.16(e)